Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZEP INC.

FIRST:   The name of the corporation is Zep Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred (100) shares, all of which shares shall be designated as common stock, par value $0.01 per share.

FIFTH:  The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SIXTH:  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:

(a)                       In recognition and anticipation of the facts that (i) the directors, officers and/or employees of the Investor Group may serve as directors and/or officers of the Corporation, and (ii) the Investor Group engages and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article EIGHTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Investor Group and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b)                       The Investor Group shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation.  Except with respect to an Express Opportunity, as defined in Section (c) below, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Investor Group and the Corporation, and therefore the Investor Group shall have no duty, except and to the extent expressly assumed by contract, to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that the Investor Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c)                        Except as provided elsewhere in this Article EIGHTH, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a director or officer of the Corporation who is also a director or officer of a stockholder acquires knowledge.  The Corporation does not renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a director or officer of the Corporation who is also a director, officer, or employee of the Investor Group acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director or officer of the Corporation (an “Express Opportunity”).

(d)                       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article EIGHTH to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives any and all claims and causes of action that the Corporation may have for such activities.  The provisions of this Article EIGHTH apply equally to activities conducted in the future and that have been conducted in the past.

(e)                        As used in this Article EIGHTH, the following definitions shall apply:

“Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Investor Group” shall mean New Mountain Capital, L.L.C., New Mountain Partners IV, L.P. and their respective Affiliates.

NINTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.